UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No .                )

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SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On December 18, 2023, Madryn Asset Management, LP (“Madryn Asset Management” and collectively with its affiliates, “Madryn”) launched a website, www.NoSomaLogicMerger.com, to communicate with the stockholders of SomaLogic, Inc. (“SomaLogic”), screenshots of which are attached hereto as Exhibit 1 and incorporated herein by reference, and issued a press release directing stockholders to its investor presentation titled “The Case for Voting AGAINST the SLGC-LAB Proposed Merger” and Madryn’s website, a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). The Participants have filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with the solicitation of proxies from SomaLogic’s stockholders for the Special Meeting. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Madryn Asset Management.

2

Exhibit 1

NO SOMALOGIC MERGER About Madryn Reasons To Vote AGAINST Important Materials How To Vote Contact Us As a significant SomaLogic shareholder, Madryn opposes the proposed merger with Standard BioTools because it is fundamentally flawed and one-sided The proposed merger significantly undervalues SomaLogic, while disproportionately benefiting Standard BioTools and its preferred equity holders at SomaLogic shareholders’ expense. Our interests are squarely aligned with those of our fellow SomaLogic shareholders. We believe superior alternatives exist for SomaLogic, including as a standalone company, that would maximize value for all stakeholders. READ OUR LETTER TO SOMALOGIC SHAREHOLDERS READ OUR INVESTOR PRESENTATION ABOUT MADRYN REASONS TO VOTE AGAINST LEARN MORE LEARN MORE LEARN HOW TO VOTE THE GREEN PROXY CARD HOW TO VOTE INVESTOR CONTACT Saratoga Proxy Consulting John Ferguson / Joseph Mills (212) 257-1311 info@saratogaproxy.com MEDIA CONTACT Longacre Square Partners Greg Marose / Joe Germani (646) 386-0091 madryn@longacresquare.com STAY UPDATED Fill out your name and email address to stay updated Enter your name Enter your email SUBMIT We Want To Hear From You Please anonymously submit your comments or concerns using the adjacent form. Note that your personal information will not be saved. Enter your anonymous message here. SUBMIT Madryn Home About Madryn Reasons To Vote Against Important Materials How To Vote Contact Us Privacy Policy / Terms Of Use

NO SOMALOGIC MERGER About Madryn Reasons To Vote AGAINST Important Materials How To Vote Contact Us About Madryn Madryn Madryn Asset Management is a leading alternative asset management firm that invests in innovative, growth-stage healthcare companies specializing in unique and transformative products, technologies, and services. The firm draws on its extensive and diverse experience spanning the investment and healthcare industries and employs an independent, research-driven investment process. The team works in partnership and collaboration with management and shareholders to support long-term value creation of its portfolio companies. Madryn has been an institutional investor in SomaLogic stock since 2017, and we currently own approximately 4.2% of the Company’s outstanding common stock. We have an intimate understanding of the Company’s scientific know-how, total addressable market and innovative platform, and we strongly believe these attributes will underpin significant value creation in the quarters and years ahead. We Want To Hear From You Please anonymously submit your comments or concerns using the adjacent form. Note that your personal information will not be saved. Enter your anonymous message here. SUBMIT Madryn Home About Madryn Reasons To Vote Against Important Materials How To Vote Contact Us Privacy Policy / Terms Of Use

NO SOMALOGIC MERGER About Madryn Reasons To Vote AGAINST Important Materials How To Vote Contact Us CONTACT INVESTOR CONTACT Saratoga Proxy Consulting John Ferguson / Joseph Mills (212) 257-1311 info@saratogaproxy.com MEDIA CONTACT Longacre Square Partners Greg Marose / Joe Germani (646) 386-0091 madryn@longacresquare.com STAY UPDATED Fill out your name and email address to stay updated Enter your name Enter your email SUBMIT We Want To Hear From You Please anonymously submit your comments or concerns using the adjacent form. Note that your personal information will not be saved. Enter your anonymous message here. SUBMIT Madryn Home About Madryn Reasons To Vote Against Important Materials How To Vote Contact Us Privacy Policy / Terms Of Use

NO SOMALOGIC MERGER About Madryn Reasons To Vote AGAINST Important Materials How To Vote Contact Us How To Vote YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: January 3, 2024 before Midnight ET If you have already voted “FOR” the Merger between SomaLogic & Standard BioTools, a later-dated vote “AGAINST” the merger will override your prior vote. You can use either the Company’s Proxy Card or Madryn’s GREEN Proxy Card which you will receive the week of 12/26. We recommend you vote by Internet or by Phone, since time is short before the January 4, 2024 Special Meeting. Internet: Registered Holders Go To: www.cesvote.com Beneficial Holders Go To: wwwproxyvote.com Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote By Phone: Registered Holders: 1-888-693-8683 Beneficial Holders: 1-800-454-8683 QUESTIONS / ASSISTANCE if you have any questions or require any assistance in voting your shares, please contact our proxy solicitor: Saratoga Proxy Consulting LLC 520 8th Avenue New York, NY 10018 Shareholders may call toll-free: (888) 368-0379 Banks, Brokers, Trustees, and Other Nominees Call Collect: (212) 257-1311 We Want To Hear From You Please anonymously submit your comments or concerns using the adjacent form. Note that your personal information will not be saved. Enter your anonymous message here. SUBMIT Madryn Home About Madryn Reasons To Vote Against Important Materials How To Vote Contact Us Privacy Policy / Terms Of Use

NO SOMALOGIC MERGER About Madryn Reasons To Vote AGAINST Important Materials How To Vote Contact Us Important Materials Madryn’s Investor Presentation Dec 18, 2023 Madryn’s Definitive Proxy Dec 18, 2023 SEC Madryn Asset Management, a Top Shareholder of SomaLogic, Issues Letter Regarding Opposition to the Company’s Proposed Merger with Standard BioTools Dec 12, 2023 BUSINESSWIRE Preliminary Proxy Dec 12, 2023 SEC We Want To Hear From You Please anonymously submit your comments or concerns using the adjacent form. Note that your personal information will not be saved. Enter your anonymous message here. SUBMIT Madryn Home About Madryn Reasons To vote Against Important Materials How To Vote Contact Us Privacy Policy / Terms Of Use

NO SOMALOGIC MERGER About Madryn Reasons To Vote AGAINST Important Materials How To Vote Contact Us Reasons To Vote Against the Merger with Standard We believe the proposed merger with Standard is NOT in the best interests of SomaLogic and its shareholders. The proposed merger drastically undervalues SomaLogic based on industry-standard valuation methodologies. At the proposed merger’s ratio of 1.11 Standard shares per SomaLogic share, SomaLogic was valued at $3.00 per share at the time of the announcement, and $2.40 per share as of December 11, 2023. Given SomaLogic’s unaffected share price of $2.30 the day before the announcement, the current value of the proposed merger represents just around a 4.3% premium to SomaLogic’s unaffected share price and a major discount to the probable value of SomaLogic shares without the proposed merger. The proposed merger consideration also implies a valuation of SomaLogic that is significantly lower than the value implied by a recent - and highly relevant - comparable transaction: the acquisition of Olink by Thermo Fisher for $3.1 billion. The proposed merger appears to be the result of a flawed process, with unexplained gaps between key events and conflicts of interest that have not been sufficiently addressed. The Company’s proxy statement discloses that Standard engaged with SomaLogic several times prior to the 2023 discussions but does not make clear what came of those discussions or why they were terminated. We also question whether the interest from multiple parties with respect to a minority investment were fulsomely considered by the SomaLogic transaction committee. Further, we are troubled that Eli Casdin and Casdin Capital are significant shareholders in both SomaLogic and Standard, and Mr. Casdin remains on the boards of both companies. Even more troubling is Mr. Casdin’s close ties to members of the SomaLogic transaction committee despite his supposed “recusal” from such committee once talks between SomaLogic and Standard progressed. The proposed merger subordinates SomaLogic shareholders to several layers of debt and preferred equity. We question how the SomaLogic transaction committee gained comfort with subordinating holders of SomaLogic’s common stock to three additional layers of Standard securities. In stark contrast to SomaLogic’s current cash-rich, debt-free balance sheet, Standard will burden the pro forma combined entity with approximately $9.6 million of term debt, $55.0 million of convertible debt and $250 million of Series B Preferred Equity (held by Casdin Capital and Viking Global Investors LP). We also question how the SomaLogic transaction committee accepted the outsized voting and consent rights afforded to Series B Preferred Equity holders and gained comfort with the assumption of Standard’s more than $60 million in soon-to-mature debt. SomaLogic has far superior alternatives, including as a standalone entity with significant cash on the balance sheet, no debt and tangible near-term commercial opportunities. SomaLogic has significant growth potential as a standalone entity and does not need to transact at this time. The Company is uniquely positioned with its strong, cash-rich balance sheet that we believe provides several years of runway to weather the current cycle’s headwind. Among the alternative paths that we believe could deliver superior value relative to the proposed merger, we point to the following: A shareholder-driven refresh of the SomaLogic Board of Directors (which we are prepared to pursue) at or before the next Annual Meeting of Stockholders and the subsequent appointment of a qualified permanent management team; A credible and independently run strategic alternatives process that results in an acquisition or merger by a strategic market participant at a price greater than the one implied by the proposed merger and in line with SomaLogic’s historical valuation; The continued standalone development of SomaLogic’s key proteomic assets as use cases for proteomics continue to increase; and The standalone establishment of additional strategic commercial partnerships to capitalize on SomaLogic’s rich intellectual property estate and scientific know-how in the field of proteomics. HOW TO VOTE “AGAINST” THE MERGER ON THE GREEN PROXY CARD We Want To Hear From You Please anonymously submit your comments or concerns using the adjacent form. Note that your personal information will not be saved. Enter your anonymous message here. SUBMIT Madryn Home About Madryn Reasons To Vote Against Important Materials How To Vote Contact Us Privacy Policy / Terms Of Use

Exhibit 2

Madryn Asset Management Issues Presentation Detailing Why SomaLogic Shareholders Should Vote “AGAINST” the Value-Destructive and Deeply Flawed Proposed Merger with Standard BioTools

Encourages SomaLogic Shareholders to Visit www.NoSomaLogicMerger.com to View Presentation and Learn How to Vote “AGAINST” the Proposed Merger

Madryn Plans to Send a GREEN Proxy Card to SomaLogic Shareholders, and Urges All Shareholders to Vote “AGAINST” the Merger on Any Proxy Card

Publishes List of Key Questions that Shareholders Should Be Asking SomaLogic

NEW YORK – December 18, 2023 – Madryn Asset Management, LP (“Madryn Asset Management” and, collectively with its affiliates, “Madryn”), a holder of approximately 4.2% of the outstanding common stock of SomaLogic, Inc. (“SomaLogic” or the “Company”) (Nasdaq: SLGC), today issued a presentation detailing why shareholders should reject the Company’s proposed merger (the “Proposed Merger”) with Standard BioTools Inc. (“Standard”) (Nasdaq: LAB).

Shareholders should visit www.NoSomaLogicMerger.com for Madryn’s presentation and other materials, as well as information on how to vote.

Madryn also published the following list of top 10 questions that it believes shareholders should direct to the SomaLogic Board of Directors (the “Board”) in light of the numerous value-destructive and deeply flawed aspects of the Proposed Merger and the process undertaken to reach the Proposed Merger agreement:

1.	Why agree to a transaction at a time when SomaLogic’s share price was at an all-time low?

2.	Why would SomaLogic shareholders agree to an enterprise value that is negative based on today’s trading levels?

3.	Why would shareholders accept a valuation that doesn’t represent the recent re-rate in SomaLogic’s value after the announcement of the acquisition of Olink Holding AB (publ) (“Olink”) (Nasdaq: OLK)?

4.

Why would SomaLogic shareholders, who hold common stock in a cash-rich company with a clean balance sheet agree to a Proposed Merger where they will become deeply subordinated to $300 million worth of debt or debt-like securities?

5.

Why would SomaLogic shareholders, who have a customary governance structure for a public company with a clean balance sheet, accept lesser voting, consent and governance provisions than preferred equity holders in the combined company?

6.	Why discount the potential for a standalone SomaLogic to create shareholder value, especially given prior optimistic statements made by Board members and management?[1]

[1]	SomaLogic Q4 2022, Q1 2023 and Q2 2023 earnings calls.

7.

Was the Board aware that every member of the SomaLogic Transaction Committee (the “Transaction Committee”) has extensive business connections to a conflicted investor on both sides of the transaction, Casdin Capital, LLC? Why weren’t those connections disclosed, and how did the Board get comfortable with these directors serving on the Transaction Committee?

8.	Why did initial discussions with Standard terminate in November 2022?

9.	Why did several members of the Board and the former SomaLogic CEO, Roy Smythe, resign or retire in March 2023 (just before discussions with Standard resumed in April 2023)?

10.	Why were the minority investment opportunities identified in the sales process seemingly not moved forward?[2]

Madryn Urges SomaLogic Shareholders to Vote “AGAINST” the Proposed Merger at the Company’s January 4, 2024 Special Meeting

Voting “AGAINST” the Proposed Merger Will Protect the Value of Shareholders’ Investment and Allow SomaLogic to Pursue Vastly Superior Alternatives

Visit www.NoSomaLogicMerger.com for Madryn’s Presentation and Other Materials, as Well as Information on How to Vote

***

About Madryn Asset Management

Madryn Asset Management is a leading alternative asset management firm that invests in innovative healthcare companies specializing in unique and transformative products, technologies and services. The firm draws on its extensive and diverse experience spanning the investment management and healthcare industries and employs an independent research process based on original insights to target attractive economic opportunities that deliver strong risk-adjusted and absolute returns for its limited partners while creating long-term value in support of its portfolio companies.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). The Participants have filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with the solicitation of proxies from SomaLogic’s stockholders for the Special Meeting. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Madryn Asset Management.

[2]	SLGC-LAB Merger Proxy.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release are for general information only, and are not intended to provide investment advice. All statements contained in this release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data, and any analyses provided to assist the recipient of this presentation in evaluating the matters described herein may be based on subjective assessments and assumptions and may use one among alternative methodologies that produce different results. Accordingly, any analyses should also not be viewed as factual and also should not be relied upon as an accurate prediction of future results. All figures are unaudited estimates and subject to revision without notice. Madryn disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Past performance is not indicative of future results.

Contacts:

John Ferguson / Joseph Mills

Saratoga Proxy Consulting, 212-257-1311

info@saratogaproxy.com

Joe Germani / Ashley Areopagita

Longacre Square Partners, 646-386-0091

Madryn@LongacreSquare.com